Exhibit 10.5
THIRD AMENDMENT TO
TRANSPORTATION SERVICES AGREEMENT

THIS THIRD AMENDMENT TO TRANSPORTATION SERVICES AGREEMENT (the “Amendment”) is effective as of January 1, 2017, by and between HARDIN STREET TRANSPORTATION LLC, a Delaware limited liability company (“HST”), and MARATHON PETROLEUM COMPANY LP, a Delaware limited partnership (“MPC”), both referred to jointly as the “Parties” and each individually as a “Party”.

WITNESSETH

WHEREAS, HST and MPC entered into that certain Transportation Services Agreement dated January 1, 2015 (“Agreement”), whereby MPC desired to move Commodities on the HST Pipeline Systems;

WHEREAS, the Agreement was amended via a First Amendment dated December 1, 2016 which removed certain Pipeline Systems from the Agreement;

WHEREAS, the Agreement was amended via a Second Amendment executed December 22, 2016 which modified the terms of the Agreement; and

WHEREAS, the Parties now desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants set forth hereinafter, MPC and HST agree to amend the Agreement as follows:

1.	Section 3.10 shall hereby be deleted in its entirety and replaced with the following:

“HST may adjust the Toll Rates annually based on the FERC inflationary index for interstate pipelines. If the FERC terminates its indexing methodology and does not adopt a new methodology, the Parties will negotiate in good faith to determine any adjustment to the Toll Rates. For the avoidance of doubt, any action taken by the FERC during the Term in response to the D.C. Circuit Court of Appeals remand of United Airlines, Inc. v. FERC, 827 F.3d 122 (D.C. Cir 2016) which would reduce the ability of master limited partnerships (MLPs) to recover income tax costs in rates, or would lower the amount of return on equity dollars that can be recovered by MLPs in rates, shall have no impact on the Toll Rates.”

2.	Section 13.5 shall be added to the Agreement and shall read as follows:

“Section 13.5 Notwithstanding anything in this Agreement to the contrary, HST shall have the right to terminate this Agreement immediately, and without liability of any kind to MPC, in the event that HST files a tariff either with the FERC or with any state regulatory commission for transportation service over the Pipeline System.”

3. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Agreement.
4.     This Amendment may be executed in one or more counterparts, and in both original form and one or more photocopies, each of which shall be deemed to be an original, but all of which together shall be deemed to constitute one and the same instrument.

5.     Except for the provisions of the Agreement specifically addressed in this Amendment, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, HST and MPC have caused this Amendment to be duly executed, all as of the date set forth above.

Marathon Petroleum Company LP		Hardin Street Transportation LLC
By: MPC Investment LLC, its General Partner

By:	/s/ John S. Swearingen	By:	/s/ Timothy J. Aydt

Name:	John S. Swearingen	Name:	Timothy J. Aydt

Title:	Sr. V.P., Transportation and Logistics	Title:	President